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                                                                    Exhibit 11.1

               ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER COMMON SHARE
    FOR THE QUARTERS AND NINE MONTHS ENDED AUGUST 1, 1999 AND JULY 30, 2000

                                  (Unaudited)
                     (In Thousands, Except per Share Date)

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
                                                                        Quarter Ended              Nine Months Ended
                                                                  -------------------------    ------------------------
                                                                   Restated                     Restated
                                                                   August 1,      July 30,      August 1,     July 30,
                                                                      1999          2000          1999          2000
                                                                  -----------    ----------    -----------   ----------
Shares:
     Weighted average common shares outstanding                         6,944         6,692          6,937        6,700

     Net common shares issuable on exercise of
        stock options                                                     291           778            125          620
                                                                  -----------    ----------    -----------   ----------
Weighted average common and common equivalent
   shares outstanding                                                   7,235         7,470          7,062        7,320
                                                                  ===========    ==========    ===========   ==========


Income before discontinued operations                                     820         2,399          1,484        5,459

Gain on sale of discontinued operations, net of income tax                 --         6,478             --        6,478

Income from discontinued operations, net of income tax                    382           227          1,083          943
                                                                  -----------    ----------    -----------   ----------
Net income                                                             $1,202        $9,104         $2,567      $12,880
                                                                  ===========    ==========    ===========   ==========
Earnings per common share:
      Basic
      -----
         Income before discontinued operations                         $ 0.12        $ 0.36         $ 0.21      $  0.81
         Gain on sale of discontinued operations                           --        $ 0.97             --      $  0.97
         Income from discontinued operations                           $ 0.05        $ 0.03         $ 0.16      $  0.14
                                                                  -----------    ----------    -----------   ----------
            NET INCOME                                                 $ 0.17        $ 1.36         $ 0.37      $  1.92
                                                                  ===========    ==========    ===========   ==========

     Diluted
     -------
         Income before discontinued operations                         $ 0.11        $ 0.32         $ 0.21      $  0.75
         Gain on sale of discontinued operations                           --        $ 0.87             --      $  0.88
         Income from discontinued operations                           $ 0.06        $ 0.03         $ 0.15      $  0.13
                                                                  -----------    ----------    -----------   ----------
            NET INCOME                                                 $ 0.17        $ 1.22         $ 0.36      $  1.76
                                                                  ===========    ==========    ===========   ==========
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